[KELLWOOD LOGO]

                             N E W S   R E L E A S E


FOR IMMEDIATE RELEASE

       KELLWOOD (NYSE) REPORTS FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS
              FOURTH QUARTER SALES UP 14 PERCENT VERSUS LAST YEAR,
           NET EARNINGS UP $11.6 MILLION AND HIGHER THAN EXPECTATIONS
       OUTLOOK FOR 2003 - SALES UP 18 PERCENT, NET EARNINGS UP 45 PERCENT
                       REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, MO., March 6, 2003 - Kellwood Company reported sales and earnings today for both the fourth quarter and fiscal year ended January 31, 2003, according to Hal J. Upbin, chairman, president and chief executive officer. Sales for the fourth quarter increased 14 percent to $537 million, versus $470 million last year due to a combination of 6 percent organic growth and the acquisition of Gerber Childrenswear on June 25, 2002.
         Net earnings for the quarter were strong at $8.4 million, or $0.33 per share, versus a net loss of $(3.1) million, or $(0.14) per share last year on a diluted basis. Included in net earnings for the current quarter are costs of $2.0 million before tax ($1.3 million after tax, or $0.05 per share) for business and facilities realignments, which were previously announced. Excluding these costs, net earnings were $9.7 million, or $0.38 per share, significantly exceeding expectations. Management believes that it is appropriate to exclude these costs when analyzing the year-to-year change in earnings for the fourth quarter and total year, which is discussed later. The realignment costs incurred in fiscal year 2002 are one time in nature and thus mask the true year-to-year comparative results of the Company.
         Sales, excluding acquisitions, increased 6 percent, versus prior year with organic growth coming from Men's Sportswear and Intimate Apparel. Sales of Women's Sportswear were essentially flat with last year at $295 million in a market that was down 12 percent from prior year during the most recent three-month period. Men's Sportswear sales in the fourth quarter, increased $40 million to $121 million. The acquisition of Gerber Hosiery provided $13 million of the year-to-year increase in sales. Organic sales growth of $27 million, or 33 percent was across a broad range of new brands and private label programs. Sales of Other Soft Goods increased by $31 million to $122 million due to the acquisition of Gerber Children's Apparel. Sales of Intimate Apparel increased 8 percent due to new and growing private label programs and new brands, while sales of Recreation Products fell 11 percent below last year due to a very weak specialty store market.

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         Fourth quarter net earnings, before facilities realignment costs, exceeded last year by $12.9 million, or $0.52 per share. This increase is the result of a 3.5 percentage point improvement in the Company's gross margin due to improved sourcing, lower markdown expense and the acquisition of Gerber Childrenswear, partially offset by spending on new marketing programs.
         Sales for the year were $2.2 billion, down $77 million, or 3 percent from $2.3 billion reported last year. Excluding the acquisition of Gerber Childrenswear on June 25, 2002, sales for the year were down $192 million, or 8 percent, but ahead of plan.
         Sales of Women's Sportswear decreased $198 million, or 13 percent in a market that was down 8 percent for the year. The dress market was exceptionally weak in 2002 with most retailers cutting their open-to-buy for the category by 25 percent. Approximately 24 percent of Kellwood's Women's Sportswear business is dresses; one half of the year-to-year drop in Kellwood's Women's Sportswear sales was in the dress category. Sales of Men's Sportswear were exceptionally strong in a difficult market growing $82 million, or 24 percent to $430 million. The acquisition of Gerber Hosiery contributed $35 million of sales growth, with organic growth of $47 million, or 14 percent. Sales of Other Soft Goods increased by $39 million, or 9 percent, due to the acquisition of Gerber Children's Apparel which provided $80 million of revenue. Sales of Intimate Apparel were down $19 million, or 9 percent, but ahead of plan, and sales of Recreation Products were down $22 million, or 11 percent, from last year in line with plan for the year.
         Net earnings for the year were $42.0 million, or $1.69 per share, on a diluted basis versus $37.7 million, or $1.65 per share last year. Included in net earnings for the current fiscal year is a provision for business and facilities realignment of $15.0 million before tax ($9.7 million after tax, or $0.39 per share) which was announced in the first quarter. Excluding these costs, in spite of lower sales, net earnings for the year increased $14.0 million, or 37 percent to $51.7 million, or $2.08 per diluted share. This strong performance resulted from higher gross margins, lower interest expense, the acquisition of Gerber Childrenswear and a change in accounting for goodwill.
         The Company ended the quarter with a very strong balance sheet. As a result of aggressive working capital management, total cash and time deposits at the end of January were $212 million, versus $69 million as of January 31, 2002. Total debt of $306 million was down $28 million from January 2002 and represented 35 percent of total capital.
         On February 4, 2003 Kellwood acquired Briggs for a total purchase price of $140 million ($128 million of cash and $12 million of stock). The cash component of the purchase price was paid out of surplus cash.
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         During the first quarter of fiscal year 2002, Kellwood completed its analysis of its sourcing and distribution infrastructure to better align the Company with the new business environment. The cost of this realignment was first announced and discussed on March 7, 2002 and was estimated to be in the range of $15 million before tax, and $9.7 million after tax, or $0.39 per share. The need for this realignment stemmed from the significant changes in the global market for piece goods and apparel production. At the same time, the downturn in retail and consumer demand for apparel resulted in some excess capacity in Kellwood's warehousing and distribution network. Of the $15 million total cost, $13.0 million pretax was booked in the first nine months ($8.4 million after tax, or $0.34 per share) which included $2.6 million charged to cost of sales and $10.4 million recorded as Provision for Realignment. In the fourth quarter, $2.0 million pre-tax was booked ($1.3 million after-tax, or $0.05 per share) which included $0.3 million charged to cost of sales and $1.7 million recorded as Provision for Realignment.
         As the Company moves into a new fiscal year, action has already been taken to streamline Kellwood's operating and warehousing and distribution infrastructure and improve the competitiveness of the Company's sourcing. The Company has closed all of its domestic and most of its Western Hemisphere sewing operations and has moved more of its sourcing to contractors in the Far East to benefit from lower costs and enhanced flexibility.
         Kellwood is on very solid footing from both a financial and operational standpoint. The steps already taken should enable the Company to continue to improve its operating margin and its return on capital during the current difficult environment. Additionally, Kellwood has already invested in several new marketing initiatives to help insure that the Company continues to benefit from organic sales growth in 2003 and 2004. The Company began seeing the benefits of these initiatives during the fourth quarter of last year. Finally, fiscal year 2003 will be bolstered from owning Gerber Childrenswear for a full year and the acquisition of Briggs on February 4, 2003.
         For fiscal year 2003, which ends in January 2004, sales are expected to be approximately $2.6 billion - up $400 million, or 18 percent, coming evenly throughout the year. The sales plan for 2003 calls for organic growth of approximately $120 million or 5-6 percent with sales from Briggs and owning Gerber for a full year contributing approximately $280 million.
         Net earnings, in fiscal year 2003 are expected to increase by 45 percent and be in the range of $73-$76 million, or $2.70 - $2.80 per share, versus $51.7 million, or $2.08 per share, reported in fiscal year 2002 on a diluted basis before costs for business and facilities realignment.

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         The year-to-year improvement in net earnings and earnings per share in fiscal year 2003 is expected to come from sales growth of $400 million, continued improvement in gross profit as a percent of sales due largely to changes in sourcing and the actions taken last year to streamline Kellwood's operating infrastructure, and leveraging SG&A spending due to the growth in the business. These factors should result in approximately a full percentage point improvement in Kellwood's operating earnings (gross profit less SG&A expense) as a percent of sales. Most of the year-to-year gain in operating earnings as a percent of sales is expected to occur during the first half of the year driven largely by an improvement in gross profit as a percent of sales. The increase in operating earnings will be partially offset by an estimated $6-$7 million increase in amortization of intangible assets resulting from owning Gerber Childrenswear for a full year and the acquisition of Briggs, and a $5 million increase in interest expense.
         The Company is considering issuing $75-$125 million of long-term debt mid year due to the current and expected growth in the business resulting from both internal marketing initiatives and acquisitions.
         Finally, diluted outstanding shares will increase by approximately 2 million shares in 2003 to 27 million shares due principally to the stock issuances for the acquisitions of Gerber Childrenswear and Briggs being outstanding for a full twelve months.
         Kellwood's first quarter ends in April and largely encompasses the Spring shipping season. With the increasing prospect of war, the rising cost of energy, lack of job creation in the economy, and drop in consumer confidence, retailers across every channel of distribution have approached the upcoming season very cautiously. This buying mentality does not come as a surprise as we have geared the Company and its business model and financial plan to cope with, and in accordance with the reality of the current geopolitical environment.
         Therefore, the outlook for the first quarter calls for sales to increase by 17-18 percent to approximately $670 million, versus $571 million last year due largely to acquisitions along with organic sales growth in the range of 2 percent.





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         The Company expects net earnings to increase by 37 percent to approximately $19-$20 million, versus $14.4 million last year. The Company expects earnings per share to be in the range of $0.72-$0.75 per share, versus $0.62 per diluted share reported last year before costs for business and facilities realignment. The growth in earnings will be driven by the acquisition of Briggs and Gerber Childrenswear, increased organic sales and a 1.5 percentage point improvement in gross profit as a percent of sales. Diluted shares outstanding the first quarter of 2003 will be approximately 26.8 million shares, versus 23.2 million last year. Other risks to achieving the results planned for the first quarter and fiscal year are the duration of any pending war with Iraq and the potential for wide spread terrorist attacks in the United States.
         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable March 28, 2003 to shareholders of record March 17, 2003.
         The Company will conduct a conference call on March 7th at 10:00 a.m. EST. If you wish to participate, you may do so by dialing 212-896-6113.
         Celebrating over 40 years of value, fashion and diversity, Kellwood is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R) Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R) are produced under licensing agreements. For more information about the Company, visit Kellwood's website at www.kellwood.com.


         Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filing with the SEC.








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
KELLWOOD COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
(Amounts in thousands except per share data)

                                                        Three Months Ended                 Twelve Months Ended
                                                   -------------------------------     ---------------------------------
                                                      2/1/2003           2/2/2002          2/1/2003          2/2/2002
                                                   --------------     -------------    --------------    ---------------
Net sales by segment:
    Women's sportswear                             $      294,598     $     298,135    $    1,316,789    $     1,514,815
    Men's sportswear                                      120,633            81,031           430,225            347,822
    Other soft goods                                      122,058            90,828           457,695            419,126
                                                   --------------     -------------    --------------    ---------------

    Total net sales                                       537,289           469,994         2,204,709          2,281,763
                                                   --------------     -------------    --------------    ---------------

Costs and expenses:
    Cost of products sold                                 425,887           389,034         1,748,434          1,836,753
    Selling, general and administrative                    86,636            77,491           345,739            341,672
    Provision for realignment                               1,727                 0            12,086                  0
    Amortization of intangible assets                       1,841             2,132             5,839              9,383
    Interest expense                                        6,417             7,058            27,892             34,823
    Interest income and other, net                          1,739               824                 9             (1,198)
                                                   --------------     -------------     -------------      -------------

Earnings before income taxes                               13,042            (6,545)           64,710             60,330

Income taxes                                                4,600            (3,400)           22,700             22,600
                                                   --------------     --------------    -------------      -------------

Net earnings                                       $        8,442     $      (3,145)    $      42,010      $      37,730
                                                   ==============     =============     =============      =============

Weighted average shares outstanding:
    Basic                                                  25,570            22,856            24,565             22,761
                                                   --------------     -------------     -------------      -------------
    Diluted                                                25,869            22,996            24,872             22,912
                                                   --------------     -------------     -------------      -------------

Basic earnings per share:                          $         0.33     $       (0.14)     $       1.71      $       1.66
                                                   ==============     =============     =============      =============

Diluted earnings per share:                        $         0.33     $       (0.14)    $        1.69      $        1.65
                                                   ==============     =============     =============      =============

Impact of realignment charges:
    Earnings before income taxes                            1,988                              14,987

    Net earnings                                            1,287                               9,730

    Diluted earnings per share                     $         0.05     $        0.39
                                                   ==============     =============

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
KELLWOOD COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)


                                                                           As of
                                                           ------------------------------------
                                                               2/1/2003            2/2/2002
                                                           ----------------     ---------------
ASSETS
Current assets:
    Cash and time deposits                                 $        211,862     $        69,239
    Receivables, net                                                326,025             318,931
    Inventories                                                     362,742             363,486
    Prepaid taxes and expenses                                       41,502              31,325
                                                           ----------------     ---------------

         Total current assets                                       942,131             782,981

Property, plant and equipment, net                                  105,913             108,938
Intangible assets, net                                               58,512              40,469
Goodwill                                                            102,224              76,077
Other assets                                                         45,799              35,959
                                                           ----------------     ---------------
Total assets                                               $      1,254,579     $     1,044,424
                                                           ================     ===============

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Current portion of long-term debt                      $         26,996     $        18,811
    Notes payable                                                       636               7,612
    Accounts payable                                                187,003             137,908
    Accrued expenses                                                138,049              78,822
                                                           ----------------     ---------------

         Total current liabilities                                  352,684             243,153

Long-term debt                                                      278,515             307,869
Deferred income taxes and other                                      64,261              36,703
Shareowners' equity                                                 559,119             456,699
                                                           ----------------     ---------------
Total liabilities & shareowners' equity                    $      1,254,579     $     1,044,424
                                                           ================     ===============










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
Kellwood Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)

                                                                        Year Ended
                                                           ------------------------------------
                                                                 2/1/2003            2/2/2002
                                                           ----------------     ---------------

OPERATING ACTIVITIES
Net earnings                                                 $        42,010      $       37,730
Add (deduct) items not affecting operating cash flows:
     Depreciation and amortization                                    32,008              32,419
     Non-cash and accrued realignment costs                            5,201                   -
     Deferred income taxes and other                                  11,889               7,314

Changes in working capital components:
     Receivables, net                                                 17,205              50,323
     Inventories                                                      51,167             140,691
     Prepaid taxes and expenses                                       (3,082)              2,452
     Accounts payable and accrued expenses                            64,114             (11,909)
                                                               -------------     ---------------
Net cash provided by operating activities                            220,512             259,020
                                                               -------------      --------------

INVESTING ACTIVITIES
     Additions to property, plant and equipment                      (14,510)            (19,133)
     Termination of defined benefit pension plan, net of taxes             -              41,101
     Acquisitions, net of cash acquired                              (18,150)             (3,802)
     Proceeds from dispositions of fixed assets                        5,238                 990
     Other investment activity                                       (11,000)                  -
                                                               -------------      --------------
Net cash (used for) / provided by investing activities               (38,422)             19,156
                                                               -------------      --------------

FINANCING ACTIVITIES
     Net reduction of notes payable                                   (6,976)           (110,090)
     Reduction of long-term debt                                     (22,968)            (98,463)
     Stock transactions under incentive plans                          6,028               3,749
     Dividends paid                                                  (15,551)            (14,570)
                                                               -------------      --------------

Net cash used for financing activities                               (39,467)           (219,374)
                                                               -------------      --------------

Net increase in cash and cash equivalents                            142,623              58,802

Cash and cash equivalents - beginning of year                         69,239              10,437
                                                               -------------      --------------

Cash and cash equivalents - end of year                        $     211,862      $       69,239
                                                               =============      ==============


Significant non-cash investing and financing activities:  Issuance
of stock for the acquisition of Gerber Childrenswear, Inc.     $      68,185      $            -
                                                               =============       -------------

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FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company,
314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com.
MEDIA CONTACT: Donna Weaver, Vice President Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna_weaver@kellwood.com.